SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): March 27, 2008

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  86-451-86116757
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 27, 2008, Harbin Tech Full Electric Co., Ltd., a People’s Republic of China limited liability company (“Harbin Tech Full”) and a wholly owned subsidiary of Harbin Electric, Inc., a Nevada corporation (the “Company”) entered into a letter of intent (the “Letter of Intent”) to acquire Weihai Hengda Electric Motor Co. Ltd., a PRC corporation (“Hengda Electric Motor”) and Wendeng Second Electric Motor Factory, a PRC corporation (“Wendeng Second Electric Motor”) which is operated and managed by Hengda Electric Motor. Hengda Electric Motor is based in China’s costal Weihai City, Shandong Province. Hengda Electric Motor manufactures and distributes various industrial rotary motors such as high/low voltage motors, AC/DC motors and speed control motors through its established sales network and distribution channels. The full business scope of Hengda Electric Motor includes: Manufacturing electric motor, mold, gear reduction asynchronous electric motor, speed control motor, hydraulic coupler, electronic devices, fiber reinforced plastic product, capacitor, cable and wire, exporting self-produced products and techniques, importing raw material, accessory, instrument, fittings and techniques needed by it for its production and research, processing with imported materials, processing with materials or given samples and assembling supplied components.

Hengda Electric Motor is currently 97.15% owned by Wendeng Second Electric Motor which is controlled by the People’s Government of Zhangjiachan Township, Wendeng County under the jurisdiction of Weihai City. The remaining 2.85% of Hengda Electric Motor is owned by the Committee of the Labor Union of Wendeng Second Electric Motor. Wendeng Second Electric Motor is operated and managed by Hengda Electric Motor. In connection with the share acquisition of Hengda Electric Motor, Harbin Tech Full has also agreed to purchase the entire assets owned by Wendeng Second Electric Motor.

Pursuant to the terms of the Letter of Intent, the parties have agreed that Harbin Tech Full will pay no higher than either (1) ten (10) times the total net profit that Hengda Electric Motor and Wendeng Second Electric Motor generated in the last consecutive 12 months prior to March 31, 2008 (March 2008 included); or (2) the value appraised by a third party evaluation agent agreed by both parties in consideration for the purchase of the Hengda Electric Motor shares and the asset purchase from Wendeng Second Electric Motor. The final financial terms of the transaction will be determined within twenty days after the signing date of the Letter of Intent (signed on March 27, 2008) and the acquisition is scheduled to complete within ninety days after the signing date of the Letter of Intent (the “Deadline”). The Company will publicly disclose Hengda Electric Motors’s audited financial statements upon completion of Hengda Electric Motor’s auditing process.

Pursuant to the terms of the Letter of Intent, Harbin Tech Full has agreed to pay Wendeng Second Electric Motor a deposit of RMB 5 million (approximately US$ 712,962) by no later than April 8, 2008. Wendeng Second Electric Motor will be required to return to Harbin Tech Full, double the amount of the deposit if the transaction is not completed by the Deadline due to a breach of the Letter of Intent by Wendeng Second Electric Motor. Pursuant to the Letter of Intent, Harbin Tech Full will not be entitled to claim a refund of the deposit if the transaction is not completed by the Deadline due to a breach of the Letter of Intent by Harbin Tech Full.

Pursuant to the Letter of Intent, the parties have agreed that following the consummation of the transaction, neither Wendeng Second Electric Motor nor any of the other sellers party to the Letter of Intent nor any economic organization controlled by any of such parties shall engage in any business which is the same as, similar to and/or in competition with the business engaged by Hengda Electric Motor.

A copy of the Letter of Intent is attached hereto as Exhibit 10.1. The description of the Letter of Intent contained in this Current Report on the Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Letter of Intent dated March 27, 2008, by and among Harbin Tech Full Electric Co., Ltd., Wendeng Second Electric Motor Factory, The Committee of Labor Union of Wendeng Second Eletric Motor Factory and The People’s Government of Zhangjiachan Town, Wendeng County.

99.1 Press release dated March 28, 2008, announcing the entry into the Letter of Intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Chairman and Chief Executive Officer
Dated: March 31, 2008

Exhibit Index

Exhibit No.	Description

10.1
Letter of Intent dated March 27, 2008, by and between Harbin Tech Full Electric Co., Ltd., Wendeng Second Electric Motor Factory, The Committee of Labor Union of Wendeng Second Eletric Motor Factory and The People’s Government of Zhangjiachan Town, Wendeng County

99.1	Press release dated March 28, 2008, announcing the entry into the Letter of Intent.